Registration No. 333-________

As filed with the United States Securities and Exchange Commission on March 7, 2011

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

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CUMMINS INC.

(Exact name of Registrant as specified in its charter)

Indiana	35‑0257090
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Jackson Street Box 3005 Columbus, Indiana	47202-3005
(Address of principal executive offices)	(Zip Code)

CUMMINS RETIREMENT AND SAVINGS PLAN FOR NON-BARGAINING EMPLOYEES

CUMMINS RETIREMENT AND SAVINGS PLAN FOR COLLECTIVELY BARGAINED EMPLOYEES

 (Full title of the plan)

Marya M. Rose Vice President - General Counsel and Corporate Secretary 500 Jackson Street P.O. Box 3005 Columbus, Indiana 47202-3005 (812) 377-3609	Copy to: Mark Sifferlen Senior Counsel and Assistant Corporate Secretary 500 Jackson Street P.O. Box 3005 Columbus, Indiana 47202-3005
(Name, address and telephone number of agent for service)

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Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

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CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, Par Value $2.50 per share	500,000	$100.50	$50,250,000	$5,835

(1)           This Registration Statement covers, in addition to the number of shares of Common Stock stated above, rights to purchase or acquire the shares of Common Stock covered by the prospectus of the above-named plan, and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)           Pursuant to Rule 457(h) and (c) promulgated under the Securities Act, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on March 2, 2011, as reported on the New York Stock Exchange.

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In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by Cummins Inc. (the “Company”), the Cummins Retirement and Savings Plan for Non-Bargaining Employees (the “Non-Bargaining Plan”) or the Cummins Retirement and Savings Plan for Collectively Bargained Employees (the “Bargained Plan,” and together with the Non-Bargaining Plan, the “Plans”) are hereby incorporated herein by reference:

  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

  The Non-Bargaining Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2009.

  The Bargained Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2009.

  The Company’s Current Report on Form 8-K dated February 10, 2011.

  The description of the Company’s Common Stock contained in Item 1 of the Company’s Registration Statement on Form 8-A dated January 8, 1987 and the amendments thereto on Form 8-K dated July 13, 1990 and on Form 8-A dated December 22, 1988, August 24, 1989, November 7, 1990, November 1, 1993, January 12, 1994 and July 15, 1996, respectively, and any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company or the Plans pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article VI of the By-laws of the Company sets forth certain rights of the directors and officers of the Company to indemnification.

Section 23-1-37 of the Indiana Code provides that Indiana corporations have the power to indemnify their directors, officers, employees and agents against certain expenses and liabilities in connection with actions, suits and proceedings and the power to maintain certain insurance policies against liabilities incurred by such officers, directors, employees and agents.

The Company maintains insurance policies that provide for indemnification of directors, officers, employees and agents against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

No original issue shares of the Company’s common stock will be made available by the Company for acquisition by participants in the Plans.  In accordance with Item 8(a) of Form S-8, therefore, no opinion as to the legality of the shares is included in this filing.

The undersigned registrant hereby undertakes that it has submitted the Plans, and any amendments thereto, to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to continue the qualification of the Plans under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.	Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)                To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Indiana, on this 7th day of March, 2011.

CUMMINS INC.
By: /s/ Marsha L. Hunt
Marsha L. Hunt
Vice President – Corporate Controller

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 7, 2011 in the capacities indicated. Each person whose signature appears below constitutes and appoints Marya M. Rose, Mark R. Sifferlen, Marsha L. Hunt, Richard E. Harris, and Patrick J. Ward, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Theodore M. Solso Theodore M. Solso	Director and Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Patrick J.Ward Patrick J. Ward	Vice President – Chief Financial Officer (Principal Financial Officer)

/s/ Marsha L. Hunt Marsha L. Hunt	Vice President – Corporate Controller (Principal Accounting Officer)

/s/ Robert J. Bernhard Robert J. Bernhard	Director

/s/ Franklin Chang-Diaz Franklin Chang-Diaz	Director

/s/ Stephen B. Dobbs Stephen B. Dobbs	Director

/s/ Robert K. Herdman Robert K. Herdman	Director

/s/ Alexis M. Herman Alexis M. Herman	Director

/s/ N. Thomas Linebarger N. Thomas Linebarger	Director

/s/ William Miller William Miller	Director

/s/ Georgia R. Nelson Georgia R. Nelson	Director

/s/ Carl Ware Carl Ware	Director

                Pursuant to the requirements of the Securities Act of 1933, as amended, the Benefits Policy Committee of Cummins Inc., which administers the Cummins Retirement and Savings Plan for Non-Bargaining Employees, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Indiana, on this 7th day of March, 2011.

CUMMINS RETIREMENT AND SAVINGS PLAN FOR NON-BARGAINING EMPLOYEES
By: Benefits Policy Committee of Cummins Inc.

By: /s/ Mark Sifferlen
Mark Sifferlen Senior Counsel & Assistant Corporate Secretary

                Pursuant to the requirements of the Securities Act of 1933, as amended, the Benefits Policy Committee of Cummins Inc., which administers the Cummins Retirement and Savings Plan for Collectively Bargained Employees, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Indiana, on this 7th day of March, 2011.

CUMMINS RETIREMENT AND SAVINGS PLAN FOR COLLECTIVELY BARGAINED EMPLOYEES
By: Benefits Policy Committee of Cummins Inc.

By: /s/ Mark Sifferlen
Mark Sifferlen Senior Counsel & Assistant Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Document Description

4.1	Restated Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2009).

4.2	By-laws of the Company, as amended and restated effective as of July 14, 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated July 17, 2009).

23	Consent of PricewaterhouseCoopers LLP.*

24	Powers of Attorney (included on the signature page to this Registration Statement).

Documents incorporated by reference to filings made by the Company under the Securities Exchange Act of 1934, as amended, are under Securities and Exchange Commission (“SEC”) File No. 001-04949.

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*  Filed herewith.

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